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                                                                    Exhibit 23.6

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Charter Communications, Inc.:


We consent to the inclusion in Amendment No. 2 to the registration statement (No. 333-65094) on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our report relating to the combined balance sheets of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and the related combined statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998 included herein and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/ KPMG LLP


New York, New York
August 2, 2001